Exhibit 99.1

China Automotive Systems Reports 13% Revenue Increase to Annual Record

- Electric Power Steering (“EPS”) Sales Increased by 29.9% in 2024 -

WUHAN, China, March 28, 2025 -- China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•	Net sales increased by 18.6% year-over-year to $188.7 million

•	Gross profit was $29.5 million from $34.7 million. Gross margin of 15.6% compared to 21.8% in the fourth quarter of 2023

•	Operating income was $8.7 million, compared with $13.6 million in the fourth quarter of 2023

•	Net income attributable to parent company’s common shareholders was $9.1 million, or diluted net income per share of $0.30, compared to net income of $10.9 million, or diluted net income per share of $0.36 in the fourth quarter of 2023.

Fiscal Year 2024 Highlights

•	Net sales increased by 12.9% to an annual record of $650.9 million compared to $576.4 million in 2023

•	Gross profit increased by 5.2% to $109.2 million compared to $103.8 million in 2023. Gross margin was 16.8% compared with 18.0% in 2023

•	Operating income increased by 2.6% to $40.3 million from $39.2 million in 2023

•	Diluted net income per share was $0.99 in 2024 compared to $1.25 in 2023

•	Total cash and cash equivalents, pledged cash and short-term investments were $129.4 million at year end

•	Net cash flow provided by operating activities was $9.8 million in 2024.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “We had a solid year in 2024 with record annual revenue, continued profitable operations, positive cash flow from operations, provided a special cash dividend to reward shareholders and initiated a share repurchase program.”

“Despite modest economic growth in China, our traditional hydraulic steering products continued to grow in 2024 even as our more advanced electric power steering (“EPS”) achieved stronger growth of 29.9%. EPS products comprised 38.9% of total sales in 2024, up from 33.8% a year ago.”

“Selling into multiple markets, we experienced a range of growth both domestically and internationally. Our operations in Brazil reported modest growth while demand from North American weakened. Domestically, our steering product sales into the Chinese passenger vehicle market continued healthy. Domestic steering product sales growth into the commercial vehicle market remains sluggish due to lower commercial vehicle sales in 2024.”

“We ended the 2024 year strongly as our highest quarterly revenues were in the fourth quarter. For 2024, our subsidiary, Jingzhou Henglong Auto Parts Manufacturing Co., Ltd. (“Jinzhou Henglong”) reported 2024 annual production and sales volume exceeded 5.0 million units, representing an 18.5% year-over-year growth. We also announced in early 2025 that Jingzhou Henglong achieved a production and sales increase of 35% year-over-year in the fourth quarter of 2024, and reached a new single monthly record high sales and production in December 2024 of more than 620,000 units, a 46.7% year-over-year increase. In addition, our subsidiary, Shashi Jiulong Power Steering Gears Co., Ltd (“Shashi Jiulong”), won customer awards and accolades from two major vehicle OEM customers, Beiqi Foton Motor Co., Ltd. and Shaanxi Automobile Heavy Truck. We remain encouraged as China has initiated a number of economic incentives to bolster economic growth and improve the automobile industry prospects,” Mr. Wu concluded.

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “We remain in a strong financial position even after spending over $22.4 million in cash dividends, or $0.80 per share in cash, as well as spending money on share repurchases. Our total cash and cash equivalents, pledged cash and short-term investments reached $129.4 million at year end, or approximately $4.29 per share. Our current ratio was 1.3 on December 31, 2024. We continue to have the resources to support our future growth.”

Fourth Quarter of 2024

In the fourth quarter of 2024, net sales increased by 18.6% to $188.7 million compared to $159.2 million in the same quarter of 2023. The net sales increase was mainly due to a change in the product mix and higher demand for passenger automobiles and commercial vehicles in the fourth quarter of 2024 compared to the fourth quarter of 2023.

Gross profit was $29.5 million in the fourth quarter of 2024, compared to $34.7 million in the fourth quarter of 2023. Gross margin in the fourth quarter of 2024 was 15.6% compared to 21.8% in the fourth quarter of 2023, primarily due to a change in product mix.

Selling expenses were $4.8 million in the fourth quarter of 2024, compared with $4.6 million in the fourth quarter of 2023. Selling expenses represented 2.5% of net sales in the fourth quarter of 2024, compared to 2.9% in the fourth quarter of 2023.

General and administrative expenses (“G&A expenses”) were $9.7 million in the fourth quarter of 2024, compared to $9.4 million in the same period in 2023. G&A expenses represented 5.1% of net sales in the fourth quarter of 2024, compared to 5.9% of net sales in the fourth quarter of 2023.

Research and development expenses (“R&D expenses”) were $7.8 million compared with $9.3 million in the fourth quarter of 2023. R&D expenses represented 4.1% of net sales in the fourth quarter of 2024, compared to 5.9% in the fourth quarter of 2023, mainly due to a decrease in miscellaneous development expenses.

Operating income was $8.7 million in the fourth quarter of 2024, compared to $13.6 million in the fourth quarter of 2023. Lower gross profit in the 2024 fourth quarter compared with the same period last year was the main cause.

Interest expense was $1.1 million in the fourth quarter of 2024 compared with $0.3 million in the fourth quarter of 2023.

Financial income was $0.8 million in the fourth quarter of 2024 compared with $1.0 million in the fourth quarter of 2023.

Income before income tax expenses and equity in earnings of affiliated companies was $8.8 million in the fourth quarter of 2023 compared to $15.0 million in the fourth quarter of 2023.

Income tax benefit was $2.0 million in the fourth quarter of 2024, compared to income tax expense of $2.1 million in the fourth quarter of 2023.

Net income attributable to parent company’s common shareholders was $9.1 million in the fourth quarter of 2024 compared to net income attributable to parent company’s common shareholders of $10.9 million in the fourth quarter of 2023. Diluted income per share was $0.30 in the fourth quarter of 2024, compared to diluted income per share of $0.36 in the fourth quarter of 2023.

The weighted average number of diluted common shares outstanding was 30,180,947 compared to 30,185,702 in the fourth quarter of 2023.

Fiscal Year 2024

Net sales increased by 12.9% to $650.9 million in 2024, compared to $576.4 million in 2023. This increase was mainly due to higher sales of passenger vehicles in China, as total sales of the Company’s EPS systems increased by 29.9% year-over-year and sales of the Henglong subsidiary’s steering systems to the Chinese passenger vehicle market increased by 20.0% year-over-year. Brazil Henglong’s net sales grew by 5.7% year-over-year to $51.0 million in 2024. This growth partially offset a sales reduction by North American customers in 2024. EPS sales represented 38.9% of total revenue in 2024 compared to 33.8% in 2023.

Gross profit in 2024 increased by 5.2% year-over-year to $109.2 million, compared to $103.8 million in 2023. The gross margin was 16.8% compared with 18.0% in 2023 mainly due to a change in our product mix and lower average selling prices for the year ended December 31, 2024.

Net gain on other sales in 2023 was $4.3 million compared to $5.8 million in 2023 mainly due to lower material sales in 2024.

Selling expenses rose by 14.4% year-over-year to $17.9 million in 2024 from $15.6 million in 2023, mainly due to an increase in marketing and office expenses. Selling expenses represented 2.7% of net sales in 2024 and 2023.

G&A expenses increased by 8.7% year-over-year to $27.7 million in 2024, compared to $25.5 million in 2023. G&A expenses represented 4.3% of net sales in 2024, compared to 4.4% of net sales in 2023. This expense increase was mainly due to higher office, property and other taxes and maintenance and repair expense.

R&D expenses were $27.6 million in 2024, compared to $29.2 million in 2023. Lower R&D expenses reflect less investment in traditional product upgrades and miscellaneous research expenses. R&D expenses were 4.2% of net sales in 2024, compared to 5.1% of net sales in 2023.

Operating income increased by 2.6% to $40.3 million in 2023, compared to $39.2 million in 2023. The increase in operating income was mainly due to a 5.2% increase in gross profit combined with a change in R&D expenses.

Interest expense was $1.8 million in 2024, compared to $1.0 million in 2023, primarily due to an increase in bank loans in 2024 compared with 2023.

Net financial expense was $0.09 million in 2024, compared to financial income of $4.7 million for 2023. This decrease in financial income of $4.8 million was primarily due to higher foreign exchange gains in 2023.

Income before income tax expenses and equity in earnings of affiliated companies was $44.1 million in 2024 compared with $48.2 million in 2023. The change was primarily due to lower operating income in 2024.

Income tax expense was $5.9 million in 2024 compared to $5.1 million in 2023. This increase was mainly due to a valuation allowance reversal, and a one-time income tax expense settlement for subsidiaries in the PRC and the U.S. this year.

Net income attributable to parent company’s common shareholders was $30.0 million in 2024 compared to $37.7 million in 2023. Diluted net income per share was $0.99 in 2024 compared to $1.25 in 2023.

The weighted average number of diluted common shares outstanding was 30,184,513 in 2024 compared with 30,189,421 in 2023.

Balance Sheet

As of December 31, 2024 total cash and cash equivalents, pledged cash and short-term investments were $129.4 million. Total accounts receivable including notes receivable were $343.5 million. Accounts payable including notes payable were $292.8 million and short-term bank loans were $72.6 million. Total parent company stockholders’ equity was $349.6 million as of December 31, 2024 compared to $344.5 million as of December 31, 2023. Net cash flow from operating activities was $9.8 million in 2024. Cash paid to acquire property, plant and equipment and land use rights was $43.7 million in 2024 and cash received from property, plant and equipment sales was $20.5 million.

Business Outlook

Management provides revenue guidance for the fiscal year 2025 of $700.0 million. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 28, 2025 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call with pin 826041:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through its sixteen Sino-foreign joint ventures and wholly owned subsidiaries. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2025, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict, and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-510-8922

Email: Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$56,961	$114,660
Pledged cash	44,863	40,534
Short-term investments	27,563	11,084
Accounts and notes receivable, net - unrelated parties (Allowance for credit losses of $11,783 and $15,599, respectively)	329,275	261,237
Accounts and notes receivable, net - related parties (Allowance for credit losses of $1,463 and $1,404, respectively)	14,224	8,169
Advance payments and others, net - unrelated parties (Allowance for credit losses of $34 and $22, respectively)	10,838	14,008
Advance payments and others - related parties	2,202	1,991
Inventories	112,558	112,392
Other assets	4,154	—
Total current assets	602,638	564,075
Non-current assets:
Property, plant and equipment, net	103,820	101,359
Land use rights, net	8,835	9,233
Intangible assets, net	3,417	3,865
Operating lease assets	94	278
Long-term time deposits	40,057	8,647
Other receivables, net (Allowance for credit losses of $56 and $49, respectively)	452	598
Advance payment for property, plant and equipment - unrelated parties	2,414	3,554
Advance payment for property, plant and equipment - related parties	6,570	5,759
Other non-current assets	3,202	—
Long-term investments	64,332	60,173
Deferred tax assets	14,748	8,899
Total assets	$850,579	$766,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	$72,566	$48,005
Accounts and notes payable - unrelated parties	281,065	240,739
Accounts and notes payable - related parties	11,743	12,839
Customer deposits	4,447	8,633
Accrued payroll and related costs	12,063	11,282
Accrued expenses and other payables	59,238	44,771
Taxes payable	15,308	17,267
Operating lease liabilities - current portion	52	203
Total current liabilities	456,482	383,739
Long-term liabilities:
Advances payable	278	282
Operating lease liabilities - non-current portion	—	52
Long-term loans	145	1,221
Deferred tax liabilities	3,885	3,943
Long-term taxes payable	—	8,781

Total liabilities	460,790	398,018
Commitments and Contingencies
Mezzanine equity:
Redeemable non-controlling interests	—	613
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued – 32,338,302 and 32,338,302 shares at December 31, 2024 and 2023, respectively	3	3
Additional paid-in capital	69,656	63,731
Retained earnings-
Appropriated	12,180	11,851
Unappropriated	290,273	284,832
Accumulated other comprehensive income	(14,780)	(8,258)
Treasury stock – 2,167,600 and 2,152,600 shares at December 31, 2024 and 2023, respectively	(7,763)	(7,695)
Total parent company stockholders’ equity	349,569	344,464
Non-controlling interests	40,220	23,345
Total stockholders’ equity	389,789	367,809
Total liabilities, mezzanine equity and stockholders’ equity	$850,579	$766,440

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income or Loss

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Net product sales ($48,860 and $47,514 sold to related parties for the years ended December 31,2024 and 2023)	$650,935	$576,354
Cost of products sold ($30,088 and $27,288 purchased from related parties for the years ended December 31,2024 and 2023)	541,751	472,603
Gross profit	109,184	103,751
Net gain on other sales	4,303	5,788
Operating expenses:
Selling expenses	17,855	15,610
General and administrative expenses	27,728	25,503
Research and development expenses	27,649	29,181
Total operating expenses	73,232	70,294
Operating income	40,255	39,245
Other income, net	5,776	5,345
Interest expense	(1,813)	(1,021)
Financial (expense)/income, net	(87)	4,666
Income before income tax expenses and equity in earnings of affiliated companies	44,131	48,235
Less: Income taxes	5,892	5,137
Add: Equity in loss of affiliated companies	(340)	(360)
Net income	37,899	42,738
Net income attributable to non-controlling interest	7,897	5,050
Accretion to redemption value of redeemable non-controlling interests	(23)	(30)
Net income attributable to parent company’s common shareholders	29,979	37,658

Net income attributable to parent company’s common shareholders per share -
Basic	$0.99	$1.25

Diluted	$0.99	$1.25

Weighted average number of common shares outstanding-
Basic	30,184,513	30,185,702
Diluted	30,184,513	30,189,421

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income or Loss

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2024	2023

Net income	37,899	42,738
Other comprehensive income:
Foreign currency translation loss	(7,123)	(5,191)
Comprehensive income	30,776	37,547
Comprehensive income attributable to non-controlling interest	7,296	4,704
Accretion to redemption value of redeemable non-controlling interest	(23)	(30)
Comprehensive income attributable to parent company	$23,457	$32,813

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of USD, except share and per share amounts)

	2024	2023
Common Stock
Balance at January 1, 2024 and 2023 - 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2024 and 2023 - 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$63,731	$63,731
Change in non-controlling shareholder's interest in the Brazil Henglong	(66)	—
Contribution by the non-controlling interest of Henglong KYB	5,991	—
Balance at December 31	$69,656	$63,731

Retained Earnings - Appropriated
Balance at January 1	$11,851	$11,851
Appropriation of retained earnings	329	—
Balance at December 31	$12,180	$11,851

Unappropriated
Balance at January 1	$284,832	$247,174
Net income attributable to parent company	30,002	37,688
Accretion of redeemable non-controlling interests	(23)	(30)
Appropriation of retained earnings	(329)	—
Dividend payables to common shareholders	(24,149)	—
Dividend payables to non-controlling interests	(60)	—
Balance at December 31	$290,273	$284,832

Accumulated Other Comprehensive Loss
Balance at January 1	$(8,258)	$(3,413)
Net foreign currency translation adjustment attributable to parent company	(6,522)	(4,845)
Balance at December 31	$(14,780)	$(8,258)

Treasury Stock
Balance at January 1, 2024 and 2023 –2,152,600 and 2,152,600 shares, respectively	$(7,695)	$(7,695)
Repurchase of common stock in 2024 and 2023 –15,000 and nil shares, respectively	(68)	—
Balance at December 31, 2024and 2023 – 2,167,600 and 2,152,600 shares, respectively	$(7,763)	$(7,695)

Total parent company stockholders’ equity	$349,569	$344,464

Non-controlling Interest
Balance at January 1	$23,345	$15,182
Net foreign currency translation adjustment attributable to non-controlling interest	(601)	(346)
Net income attributable to non-controlling interest	7,897	5,050
Change in non-controlling shareholder's interest in the Brazil Henglong	66	—
Contribution by non-controlling shareholder of Henglong KYB	9,513	—
Contribution by non-controlling shareholder of Wuhan Hyoseong	—	3,459
Balance at December 31	$40,220	$23,345

Total stockholders’ equity	$389,789	$367,809

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$37,899	$42,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,224	18,708
Deferred income taxes	(6,036)	(1,319)
Reversal of credit losses	(953)	1,564
Equity in loss of affiliates	340	360
Impairment loss on property, plant and equipment	886	794
Loss/(gain) on disposal of fixed assets	1,300	(3)
(Increase)/decrease in:
Other assets and other non-current assets	(7,356)	—
Accounts and notes receivable	(77,692)	(50,699)
Advance payments and others	1,540	(3,881)
Inventories	(1,791)	(1,654)
Other receivables	138	(556)
Increase/(decrease) in:
Accounts and notes payable	40,391	22,024
Customer deposits	(4,097)	3,091
Accrued payroll and related costs	956	77
Accrued expenses and other payables	13,275	(2,667)
Taxes payable	(10,457)	(6,835)
Advances payable	1,209	(1,836)
Net cash provided by operating activities	9,776	19,906

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(77,859)	(68,550)
Proceeds from maturities of short-term investments	29,442	63,240
Cash received from property, plant and equipment sales	20,510	2,790
Cash paid to acquire property, plant and equipment and land use right (including $6,343 and $5,336 paid to related parties for the years ended December 31, 2024 and 2023, respectively)	(43,656)	(18,235)
Cash paid to acquire intangible assets	(804)	(3,445)
Cash received from long-term investment	316	3,292
Investment under equity method	(5,880)	(7,729)
Net cash used in investing activities	(77,931)	(28,637)

Cash flows from financing activities:
Proceeds from bank loans	83,357	64,776
Repayment of bank loans and loans	(58,995)	(61,437)
Dividends paid to the common shareholders	(22,433)	—
Repurchase of common shares	(68)	—
Cash received from capital contributions by a non-controlling interest holder	15,504	3,459
Net cash provided by financing activities	17,365	6,798

Cash and cash equivalents affected by foreign currency	(2,580)	(1,824)
Net decrease in cash, cash equivalents and pledged cash	(53,370)	(3,757)
Cash,cash equivalents and pledged cash at beginning of year	155,194	158,951
Cash, cash equivalents and pledged cash at end of year	$101,824	$155,194